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                                  SUBSIDIARIES

                            State of Incorporation /
Name of Entity                Jurisdiction & Date        Doing Business As
--------------              -------------------------    -----------------

DST International Limited     United Kingdom
DST Realty, Inc.              Missouri - 5/21/82
Output Technologies, Inc.     Missouri - 12/28/90
West Side Investments, Inc.   Nevada - 2/11/98

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Note: Significant subsidiaries as calculated under Rule 1-02(w) of
Regulation S-X, listed in alphabetical order. DST International Limited, DST Realty, Inc. and Output Technologies, Inc. individually are not significant subsidiaries under Rule 1-02(w) of Regulation S-X as of December 31, 1997.